Exhibit 99.3

CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED

Robert W. Baird & Co. Incorporated (“Baird”) hereby consents to the inclusion in the joint Proxy Statement/Prospectus of Antero Midstream GP LP (“AMGP”) and Antero Midstream Partners LP (“Antero Midstream”), as a part of this Registration Statement on Form S-4 and any amendments thereto, relating to the proposed conversion of AMGP and the proposed merger of Antero Midstream and Arkrose Midstream Merger Sub LLC, of its opinion dated October 8, 2018 and to the references made to Baird in the sections of such Proxy Statement/Prospectus entitled “Defined Terms,” “Summary Term Sheet,” “Special Factors — Background of the Transactions,” “Special Factors — Position of Antero Resources as to the Fairness of the Transactions,” “Special Factors — Projected Financial Information,” “Special Factors — Opinion of the AR Special Committee’s Financial Advisor,” “Risk Factors,” and “Annex D — Fairness Opinion of the AR Special Committee’s Financial Advisor.”

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ ROBERT W. BAIRD & CO. INCORPORATED

ROBERT W. BAIRD & CO. INCORPORATED

November 5, 2018